Exhibit 99

New Peoples Bankshares, Inc.

AUDIT COMMITTEE CHARTER

Revised May 2010

Audit Committee Approved December 2010

BOD Approved December 2010

Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the appointment, compensation, and oversight of the independent accountants of the Company, (3) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, (4) the independence and performance of the Company’s internal audit staff, and (5) compliance with applicable legal, ethical, and regulatory requirements.

The committee may adopt such policies and procedures as it may deem necessary or appropriate to carry out its responsibilities under this charter.

Composition

The Audit Committee shall be composed of at least three, and no more than five, independent board members, designated by the full Board of Directors. Committee members shall be independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment. Independence will be determined in accordance with SEC and Nasdaq standards relating to audit committee members. Committee membership standards will be maintained in accordance with applicable banking laws and regulations. The members of the committee may designate a Chair by majority vote of the full committee membership.

Each committee member shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Meetings

The Audit Committee shall meet at least quarterly. Additional meetings shall be scheduled as considered necessary by the committee or at the request of the independent accountants or the internal auditors. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. The Audit Committee may also periodically meet separately in private sessions with management, the internal auditor, and the independent auditor. Committee meeting agendas shall be prepared with input from committee members. The committee shall maintain minutes or other records of meetings and activities of the audit committee. The committee, through the committee Chair, shall report periodically, as deemed necessary, but at least semiannually, to the full board.

Responsibilities and Duties

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. Accordingly, the following will be included in the responsibilities of the audit committee:

A.	Review and assess the Company’s system of internal controls for detecting accounting and financial reporting errors, fraud and defalcations, legal violations, and non-compliance with the corporate code of conduct.

B.	Review and assess the Company’s system relating to compliance with laws and regulations to which it is subject.

C.	Review and assess the Company’s system of loan review for compliance with the loan policy, ensuring the quality of loans, and the adequacy of the allowance for loan losses.

D.	Review reports and disclosures of insider and affiliated party transactions and pre-approve all such transactions required to be approved pursuant to the listing standards of the NASDAQ Stock Market, Inc.

E.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

F.	Review the effectiveness of the Company’s system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

To fulfill its responsibilities and duties the audit committee shall:

1.	Provide and maintain an open avenue of communication between management, the internal auditor, the independent accountants, the loan review officer, the compliance officer and the Board of Directors.

2.	Review and assess the adequacy of the committee charter annually, or as conditions dictate, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

3.	The Audit Committee shall have the sole authority to select, evaluate and, where appropriate, replace the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

4	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent accountants, subject to the de minimus exceptions for permissible non-audit services that are subsequently approved by the committee. (The committee may delegate to one or more designated members of the committee the authority to grant such pre-approvals.)

5	Review the independence, qualifications, and performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6	Obtain a formal written statement from the external auditors consistent with standards set by the Independence Standards Board. Additionally, discuss with the auditors any relationships or non-audit services that may affect their objectivity or independence.

7.	Provide a medium for the external auditors to discuss with the audit committee their judgments about the quality, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

8.	Prepare a report to be included in the proxy statement that discloses the following:

•	Whether the audit committee has reviewed and discussed the audited financial statements with management.

•	Whether the audit committee has discussed with the independent auditors the matters required to be discussed by SAS No. 61, Communication with Audit Committees, as amended.

•

Whether the audit committee has received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditor’s independence.

•

Whether the audit committee, based on the above reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the last fiscal year.

•	Name of each member of the audit committee.

9.	Consider and review the budget and staffing for the internal audit department, and concur in the appointment, replacement, reassignment or dismissal of the internal audit positions.

10.	Review the internal audit and the loan review functions, including the independence and authority of their reporting obligations, the proposed plans for the coming year, and the coordination of such plans with the independent auditors.

11.	Review with the internal audit staff, the loan review officer, and the independent accountant the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

12.	Review any related significant findings and recommendations of the independent accountant, internal auditors, loan review officer, and the compliance officer together with management’s responses thereto.

13.	The audit committee shall report to the Board of Directors any significant findings and required actions.

14.	Consider and review with the independent accountant and the internal auditors the adequacy of the Company’s internal controls including computerized information system controls and security.

15.	Review with management and the independent accountants the annual financial statements before they are released to the public or filed with the SEC, including, without limitation, significant accounting principles, financial reporting issues and judgments made in connection with the preparation of the financial statements, critical accounting practices and practices to be used, and alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

16.	Review with management and the independent accountants, if deemed necessary by the audit committee, the 10-Q prior to its filing or prior to the release of earnings. The Chair of the committee may represent the entire committee for purposes of this review.

17.	Review disclosures made by the CEO and CFO during the Forms 10-K and 10-Q certification process concerning significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

18.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management, regulatory examiners, or the internal auditing department.

19.	Consider and review with management, the independent accountants, and the internal audit staff any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information, and any changes required in the planned scope of their audit plan.

20.	Have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities, and be empowered to retain independent counsel, accountants, or others to assist in the conduct of any investigation. The Audit Committee shall have appropriate funding to pay for its investigations or use of advisors and any other administrative needs of the committee.

21.	Establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by the employees of the Company of concerns regarding questionable accounting or auditing practices.

22.	Perform such other functions as it deems appropriate to further the purposes of this charter and as may be assigned by law, the Company’s charter or bylaws, or the Board of Directors.

23.	Monitor compliance with the Sarbanes Oxley Act of 2002.

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